Exhibit 99.2

Alberton Acquisition Corporation Issued a Promissory Note

In connection with a potential business combination with Global Nature as working capital

New York, December 4, 2019/PRNewswire/--Alberton Acquisition Corporation (NASDAQ: ALAC, the “Company” or “Alberton”) today announced that, on December 3, 2019, the Company, upon receipt of the principal, issued an unsecured promissory note in the aggregate principal amount of $500,000 (the “Note”) to Global Nature Investment Holdings Limited (“Global Nature”), its registered assignees or successor in interest (the “Payee”). The Note was issued in connection with a potential business combination with Global Nature. The loan proceeds are intended to be used as working capital of Alberton.

The Note is non-interest bearing and is payable on the earlier date (the “Maturity Date”) of (i) that Alberton consummates its initial business combination with Global Nature or another qualified target company (a “Qualified Business Combination”), and (ii) expiry of the term of Alberton, which is now January 24, 2020 and extendable for additional three months at Alberton’s discretion subject to certain conditions. The principal balance may be prepaid prior to the Maturity Date without penalty.

About ALAC

ALAC is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities. ALAC’s efforts to identify a target business have not been limited to a particular industry or geographic region.

About Global Nature

Global Nature is a wholly owned subsidiary of CITIC Capital, an investment advisory firm that manages over US$26 billion of capital through its multi-asset class platform. Global Nature holds agri-related assets.

Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This press release includes “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks”, “may”, “might”, “plan”, “possible”, “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect ALAC management's current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. In addition, please refer to the Risk Factors section of ALAC’s Form 10-K, its Quarterly Reports on Form 10-Q for additional information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements. Except as expressly required by applicable securities law, ALAC disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Contacts

Alberton Acquisition Corp.

Bin Wang

Tel. +1 (917) 202-8028

Email: ben@albertoncorp.com